                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /      Preliminary Proxy Statement          / /  Confidential, For Use of
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

/X/      Definitive Proxy Statement
/ /      Definitive Additional Materials
/ /      Soliciting Material Under Rule 14a-12

                           SPECIAL METALS CORPORATION
                  (Name of Registrant Specified in its Charter)

       ___________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee:  (Check the appropriate box)

/ /      No fee required.

/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:

/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing Party:
(4)      Date Filed:

                             [SPECIAL METALS LOGO]

                           SPECIAL METALS CORPORATION
                           4317 Middle Settlement Road
                          New Hartford, New York 13413

               --------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2001

               --------------------------------------------------


To Our Stockholders:

         The Annual Meeting of the Stockholders of Special Metals Corporation, a Delaware corporation (the "Company"), will be held at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222 at 11:00 a.m., local time, on May 18, 2001 to consider and vote on the following matters:

         1. To elect two directors to serve as Class I directors for the ensuing three years and until their respective successors are duly elected and qualified.

         2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2001.

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on April 9, 2001 as the record date for determination of stockholders entitled to receive notice of and vote at the Annual Meeting, or any adjournments thereof, and only record holders of common stock, par value $0.01 per share, of the Company at the close of business on that day will be entitled to vote. A copy of the Company's 2000 Annual Report to Stockholders is being mailed with this Notice and Proxy Statement on or about April 23, 2001 to all stockholders of record as of the record date.

         TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE, WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON AND CHANGE YOUR VOTE IF YOU PREVIOUSLY RETURNED A PROXY.

         If you plan to attend the Annual Meeting in person, we would appreciate your indicating that intention at the appropriate place on the enclosed proxy card.

                                            By Order of the Board of Directors,

                                            /S/ Robert F. Dropkin

                                            Robert F. Dropkin
                                            Secretary

New Hartford, New York
April 23, 2001

                           SPECIAL METALS CORPORATION
                           4317 Middle Settlement Road
                          New Hartford, New York 13413

                    ----------------------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2001

                    ----------------------------------------


         This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors" or the "Board") of Special Metals Corporation, a Delaware corporation (the "Company"). The proxies are for use at the 2001 Annual Meeting of the Stockholders of the Company (the "Annual Meeting"), which will be held at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222, on May 18, 2001, at 11:00 a.m., local time, and at any meetings held upon adjournment thereof. The proxy materials are being mailed on or about April 23, 2001 to the Company's stockholders of record at the close of business on April 9, 2001 (the "Record Date"). Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any meetings held upon adjournment thereof. A list of stockholders of record entitled to vote at the Annual Meeting will be available for examination during normal business hours by any stockholder of the Company for purposes related to the Annual Meeting during a period of ten days prior to the Annual Meeting at Rhoades Law Firm, The Grant Building, Suite 915, 330 Grant Street, Pittsburgh, Pennsylvania 15219. This list may also be inspected at the Annual Meeting by the Company's stockholders who are present in person.

         A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure that your shares are represented at the Annual Meeting. A person who executes and returns the enclosed proxy card may revoke it at any time before its exercise by giving written notice of such revocation to the Secretary of the Company, by executing and returning to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has previously executed and returned a proxy card is not, in itself, sufficient to revoke such proxy.

         In addition to the solicitation of proxies by mail, the Company may solicit proxies by personal interview, telephone, telegraph or telefacsimile. The Company will bear the cost of solicitation of proxies and will reimburse brokers, banks and others who are record holders of the Company's Common Stock for reasonable expenses incurred in obtaining voting instructions from the beneficial owners thereof.

         If the enclosed proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. If no specification is made on the proxy as to any proposal, the shares represented by the proxy will be voted FOR the election of the nominees for directors named in this Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxy holders.

                      VOTING SECURITIES AND VOTES REQUIRED

         As of the Record Date, there were 15,479,000 shares of Common Stock issued and outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. As of the Record Date, there were no other outstanding securities of the Company that entitle their holders to vote at the Annual Meeting. As of the Record Date, there were 1,940,000 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock") issued and outstanding. The holders of Convertible Preferred Stock are not entitled to notice of, nor are they entitled to vote at, the Annual Meeting.

         The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum.

         Election as a director requires a plurality of votes cast by the holders of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon (the "Votes Cast"). On the other hand, ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2001 requires the affirmative vote of a majority of the Votes Cast. For the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions will be treated as Votes Cast with respect to the ratification of the appointment of Ernst & Young LLP and, accordingly, abstentions will have the same effect as a vote against that proposal. Broker non-votes will not be counted for the purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Therefore, broker non-votes will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to the proposal to ratify the appointment of Ernst & Young LLP.


                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of the Record Date, with respect to beneficial ownership of shares of Common Stock by (a) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) known to the Company to be a beneficial owner of 5% or more of the issued and outstanding shares of the Company's Common Stock, (b) each of the Company's directors and each nominee for director, (c) each of the Company's Named Executive Officers (as defined below), and (d) all persons serving as executive officers and directors of the Company as of the Record Date as a group.

         With respect to beneficial owners of 5% or more of the outstanding shares of Common Stock, the following information is based solely on a review, as of the Record Date, by the Company of statements filed with the Securities and Exchange Commission (the "SEC") under Section 13(d) or 13(g) of the Exchange Act. To the best knowledge of the Company, except as set forth below, no person beneficially owns 5% or more of the outstanding shares of Common Stock.

         To the best knowledge of the Company, unless otherwise indicated in the table below, each person listed below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person except, in the case of SIMA, LWH and AMI (each as defined below), to the extent voting power is shared pursuant to the Stockholders Agreement and the Voting Agreement, both of which are described after the table.

                                                                               SHARES OF COMMON STOCK
                                                                                 BENEFICIALLY OWNED
                                                                                 ------------------
                                                                              NUMBER OF      PERCENT OF
                                                                               SHARES           CLASS
                                                                               ------           -----
                         NAMES AND ADDRESSES
                         -------------------
ERAMET SA ("ERAMET")  (1)(2)........................................          6,022,400         38.9%
TIMET Finance Management Company ("TFMC") (2)(3)(4)...................        4,848,484         23.9
LWH Holding S.A. ("LWH") (2)(5).......................................        3,580,500         23.1
Advanced Materials Investments Holdings, S.A. ("AMI") (2)(6)..........        2,092,500         13.5
Inco Ltd. ("Inco") (4)(7).............................................        1,030,303          6.2
Royce & Associates, Inc. ("Royce") (8)................................          836,700          5.4
Donald R. Muzyka (9)..................................................           55,651           *
T. Grant John (10)....................................................           72,499           *
Donald C. Darling (11)................................................           40,000           *
Robert F. Dropkin (12)................................................           37,500           *
James M. Hensler, III (13)............................................            6,000           *
Thomas E. MacDonald (14)..............................................           36,867           *
Teresa A. Daniel (15).................................................            6,000           *
Philippe Choppin de Janvry (1) .......................................                0          --
Raymond F. Decker (16)................................................           10,400           *
Edouard Duval (1).....................................................                0          --
J. Landis Martin (3)..................................................                0          --
Antoine G. Treuille (1)(17)...........................................           23,500           *
Directors and Executive Officers as a Group (16 persons) (18).........          273,001         1.7

----------------------
*        Less than 1%

(1) ERAMET's address is Tour Maine-Montparnasse, 33, avenue du Maine, 75015 Paris, France. Includes an aggregate of 5,952,000 shares beneficially owned by Societe Industrielle de Materiaux Avances ("SIMA"). The common equity of SIMA is currently beneficially owned by ERAMET. Mr. Philippe Choppin de Janvry, the Chairman of the Board of the Company, is counsellor to the President and Chief Executive Officer of ERAMET and is the President and Chief Executive Officer of a wholly-owned subsidiary of ERAMET. Mr. Edouard Duval, a director of the Company, is a Directeur General of SIMA, has a minority equity interest in ERAMET and is a director of ERAMET. Mr. Antoine G. Treuille, also a director of the Company, is a director of ERAMET. Messrs. Choppin de Janvry's and Duval's addresses are in care of ERAMET and SIMA, respectively, both located at Tour Maine-Montparnasse, 33, avenue du Maine, 75015 Paris, France. Mr. Treuille's address is in care of the Company at 4317 Middle Settlement Road, New Hartford, New York 13413. The beneficial ownership information contained in this table for each of Messrs. Choppin de Janvry, Duval or Treuille does not reflect shares owned by ERAMET or SIMA.

(2) The Company, SIMA, AMI and LWH have entered into the Stockholders Agreement, which provides for certain voting rights, nominating rights and transfer restrictions. TFMC, Titanium Metals Corporation ("TMC"), SIMA, AMI and LWH are parties to the Voting Agreement which provides that SIMA, AMI and LWH will vote in favor of directors nominated by TFMC. The Stockholders Agreement and the Voting Agreement are described following this table. Each entity has sole voting and investment power with respect to their shares of Common Stock, except to the extent voting power is shared pursuant to the Stockholders Agreement and the Voting Agreement. As a result of the voting provisions contained in the Stockholders Agreement, each of SIMA, AMI and LWH may be deemed an indirect beneficial owner of the shares owned by the other parties thereto. Each party, however, disclaims beneficial ownership of such shares. Similarly, as a result of the provisions contained in the Voting Agreement, each of TFMC, SIMA, AMI and LWH may be deemed an indirect beneficial owner of the shares owned by the other parties thereto. Each party, however, disclaims beneficial ownership of such shares. The beneficial ownership information contained in this table for each of ERAMET, AMI, LWH and TMC does not reflect shares owned by any of the other parties.

(3) The following information was furnished to the Company by TMC. TFMC's address is 300 Delaware Avenue, 9th floor, Wilmington, Delaware 19801. TMC is the direct holder of 100% of the outstanding shares of TFMC and may be deemed to control TFMC. Tremont Corporation and certain other entities related to Mr. Harold C. Simmons hold, in the aggregate, approximately 47.6% of the outstanding common stock of TMC. By virtue of such relationships, Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Convertible Preferred Stock beneficially owned by TFMC. However, Mr. Simmons disclaims beneficial ownership of the shares of Convertible Preferred Stock beneficially owned, directly or indirectly, by any of such entities. J. Landis Martin, a director of the Company, is the Chairman, President and a director of TMC. Mr. Martin is also Chairman, Chief Executive Officer, President and a director of Tremont and Chief Executive Officer, President and a director of NL Industries, Inc., one of the Simmons-related entities referred to above.

(4) Represents shares of Common Stock issuable upon conversion of the Company's outstanding Convertible Preferred Stock. The Convertible Preferred Stock is convertible at the election of the holder into the number of shares of Common Stock shown for each of TFMC and Inco. Holders of shares of Convertible Preferred Stock are not entitled to vote at the Annual Meeting.

         If TFMC and Inco were to convert all of the shares of Convertible Preferred Stock owned by them into Common Stock, the percentage of the Common Stock beneficially owned by ERAMET, TFMC, LWH, AMI and Inco would be 27.9%, 22.7%, 16.8%, 9.8% and 4.8%, respectively.

(5) LWH's address is Boulevard Royal 3, L-2449 Luxembourg. Carlos Luis Landin beneficially owns 100% of the capital stock of LWH and may be deemed to beneficially own the shares of Common Stock owned of record by LWH. Mr. Landin's address is in care of LWH.

(6) AMI's address is 3A Rue Guillaume Kroll, L-1882 Luxembourg. Jean Chauveau beneficially owns 100% of the capital stock of AMI and may be deemed to beneficially own the shares of Common Stock owned of record by AMI. Mr. Chauveau's address is in care of AMI.

(7) Inco's address is 145 King Street West, Suite 1500, Toronto, Ontario M5H 4B7, Canada.

(8) Royce's address is 1414 Avenue of the Americas, New York, New York 10019. Mr. Charles M. Royce may be deemed a controlling person of Royce and, as such, may be deemed to beneficially own the shares of Common Stock beneficially owned by Royce. Mr. Royce disclaims beneficial ownership of the shares held by Royce.

(9) Includes 100 shares held by Dr. Muzyka as custodian for his granddaughter under the Uniform Gifts to Minors Act. Dr. Muzyka disclaims beneficial ownership of such shares. Also includes an aggregate of 74,001 shares subject to options exercisable within 60 days.

(10) Includes 14,000 shares owned by Dr. John's spouse. Also includes an aggregate of 26,666 shares subject to options exercisable within 60 days.

(11) Includes an aggregate of 37,000 shares subject to options exercisable within 60 days.

(12) Includes an aggregate of 37,000 shares subject to options exercisable within 60 days.

(13) Includes an aggregate of 5,000 shares subject to options exercisable within 60 days.

(14) Includes an aggregate of 34,667 shares subject to options exercisable within 60 days.

(15) Includes an aggregate of 4,000 shares subject to options exercisable within 60 days.

(16) Includes an aggregate of 5,000 shares subject to options exercisable within 60 days.

(17) Includes an aggregate of 22,500 shares subject to options exercisable within 60 days.

(18) Includes an aggregate of 210,668 shares subject to options exercisable within 60 days.


STOCKHOLDERS AGREEMENT

         SIMA, LWH, AMI (collectively, the "Principal Stockholders") and the Company are parties to a Stockholders Agreement (the "Stockholders Agreement"). Under the Stockholders Agreement, the Company has agreed to nominate a number of persons designated by the Principal Stockholders for election as directors, based on the portion of the aggregate shares of the then issued and outstanding Common Stock owned by the Principal Stockholders.

          In addition, the Principal Stockholders have agreed, in connection with a vote relating to any matter other than the election of directors, to vote all shares of Common Stock beneficially owned by them (the "Principal Stockholder Shares") unanimously as a group in accordance with the instructions of the holders of a majority of the Principal Stockholder Shares (the "Majority Principal Stockholders"). In the case of a vote for the election of directors, the Principal Stockholders have agreed to vote the Principal Stockholder Shares
(a) in accordance with the instructions of the Majority Principal Stockholders as to that number of directors equal to the maximum number of directors that is less than 50% of the directors then in office and (b) in accordance with the instructions of the Supermajority Principal Stockholders (defined below) as to all other directors. If the Supermajority Principal Stockholders are unable to agree as to any such vote, each Principal Stockholder shall be entitled to vote its shares with respect to such vote in its discretion. "Supermajority Principal Stockholders" means the Principal Stockholders who hold a number of shares of common stock at least equal to one plus the number of shares of common stock beneficially owned by SIMA; provided that if such shares do not equal 50% of the voting shares of the Company's capital stock entitled to vote for directors ("Voting Shares"), Supermajority Principal Stockholders shall mean the Majority Principal Stockholders. At such time as the Principal Stockholders no longer hold 50% of the outstanding Voting Shares, all Principal Stockholder Shares shall be voted unanimously as a group in accordance with the instructions of the Majority Principal Stockholders, including with respect to the election of directors.

         Based on the present board size of nine (of which two are currently vacant), the Principal Stockholders are able to designate six nominees for election to the Board of Directors of the Company. The Company has agreed to use its best efforts to cause the election of such nominees. If a director who is designated by the Principal Stockholders resigns, is removed or dies, the Company has agreed to elect another director designated by the Principal Stockholders to the extent that the Principal Stockholders are entitled to designate such director according to the procedures described above.

         The Stockholders Agreement also contains transfer restrictions relating to the Principal Stockholder Shares. A Principal Stockholder may not sell its shares of Common Stock unless it first offers such shares to one or both of the other Principal Stockholders at a price equal to the lower of (i) the proposed sale price and (ii) the average sales price of the Common Stock over the 20-trading-day period prior to the exercise date of the right of first refusal. Under the Stockholders Agreement, each of the Principal Stockholders and the Company has agreed not to hire any employee of any other party to the Stockholders Agreement without the prior consent of such other party. The Stockholders Agreement will terminate when the Principal Stockholders beneficially own, in the aggregate, less than 10% of the issued and outstanding shares of Common Stock.

VOTING AGREEMENT

         On October 28, 1998 the Principal Stockholders entered into a Voting Agreement (the "Voting Agreement") with TFMC and TMC. Pursuant to the Voting Agreement, the Principal Stockholders agreed to vote all of the Common Stock beneficially owned by them in favor of the election of persons nominated as directors by TFMC in accordance with the Investment Agreement among the Company, TFMC and TMC (the "Timet Investment Agreement") and, if applicable, the Certificate of Designation for the Convertible Preferred Stock.


                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS

         In September 2000, Dr. Donald R. Muzyka, the then President and Chief Executive Officer and a Class III director, retired from the Company and its Board of Directors. Pursuant to the By-laws of the Company, the Board appointed Dr. T. Grant John as a Class III director to fill the vacancy created by Dr. Muzyka's retirement. Dr. John was also elected President and became the highest-ranking executive officer of the Company.

         In October 2000, Mr. Robert D. Halverstadt, who was then the Chairman of the Board and a Class II director of the Company, retired. The Board appointed Mr. Philippe Choppin de Janvry as the Chairman and a Class II director to fill the resulting vacancy. Mr. Halverstadt, who was appointed by the Board to the honorary, non-voting position of Chairman of the Board Emeritus contemporaneously with his retirement, no longer serves on the Board as a director.

         Also in October 2000, Mr. Donald C. Darling, who was then the Company's Vice President, Administration, Chief Financial Officer and Class I director, stepped down from those positions. As of the date of this Proxy Statement, the Board of Directors has not appointed a successor to fill the vacancy created on the Board by Mr. Darling's departure. Following Mr. Darling's departure, Mr. Paul A. Totaro has been serving as Acting Chief Financial Officer of the Company, pending the appointment of a permanent replacement.

         The Company's Board of Directors currently consists of seven members and is divided into three classes (each a "Class") serving staggered three-year terms. Two seats on the Board of Directors are currently vacant. At the Annual Meeting, the stockholders will elect two Class I directors for a term of three years expiring at the 2004 annual meeting of the Company's stockholders and until their respective successors shall have been duly elected and qualified. Both of the Company's existing Class I directors, Raymond F. Decker and Robert
F. Dropkin, have been nominated for re-election at the Annual Meeting. The term of the Class II directors expires at the 2002 annual meeting of the Company's stockholders and the term of the Class III directors expires at the 2003 annual meeting of the Company's stockholders, at which times directors of the appropriate Class will be elected for three-year terms and until their respective successors shall have been duly elected and qualified.

         The shares represented by the enclosed proxy will be voted in favor of the persons nominated, unless a vote is withheld from any or all of the individual nominees. If any nominee becomes unavailable for any reason or if a vacancy should occur before election (which events are not anticipated by the Company), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy. Although there is currently a vacancy for a Class I director, the Board has determined not to nominate a person for election at the Annual Meeting to fill such vacancy, because the Board has not identified a suitable nominee at this time. Accordingly, the proxies cannot be voted for a greater number of persons than the number of nominees named on the proxy card (i.e., two).

VOTE REQUIRED

         Directors are elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW.


         INFORMATION CONCERNING DIRECTORS, NOMINEES AND MANAGEMENT

         Set forth below are biographies of the director nominees.

NOMINEES

         Dr. Raymond F. Decker is a Class I director and has served as a director of the Company since 1990. He is founder of USP Holdings, Inc. and Thixomat, Inc., companies that commercialize materials technology, and has been the Chairman of the Board of those companies since 1989. Dr. Decker was Vice President of Research for Michigan Technological University from 1982 to 1986 and Vice President of Corporate Technology for Inco, a manufacturer of nickel and precious metal products, from 1978 to 1982. He was President of ASM International, the largest technical society for metals, in 1987. Dr. Decker holds a Ph.D. from the University of Michigan and has specialized in superalloys for almost 50 years. Dr. Decker is an Adjunct Professor at the University of Michigan.

         Mr. Robert F. Dropkin is a Class I director and has served as Vice President and Chief Legal Counsel of the Company since 1985 and its Secretary since 1987. He joined the Company in 1984. Prior to that, he held various legal positions with Cabot Corporation, a global specialty chemicals and materials company, and Allegheny Ludlum Industries, a specialty steel company, and has over 33 years of metals-related experience. Mr. Dropkin holds a Metallurgical Engineering degree and a Juris Doctor degree from George Washington University. Mr. Dropkin has been a director of the Company since 1987.

MANAGEMENT AND DIRECTORS

         The following persons are the executive officers and directors of the Company.

               NAME                  AGE                     POSITION
               ----                  ---                     --------
Philippe Choppin de Janvry (1).....  61   Chairman of the Board and Director (Class II)
T. Grant John......................  62   President and Director (Class III)
Teresa A. Daniel...................  43   Vice President and Chief Human Resources Officer
Robert F. Dropkin..................  60   Vice President, Secretary, Chief Legal Counsel and Director
                                          (Class I)
Ronald M. Haeberle, Jr.............  56   Vice President, Specialty Businesses and Director of Strategic
                                          Planning
James M. Hensler, III..............  45   Vice President and General Manager, Huntington
Gernant E. Maurer..................  51   Vice President, Technology
Thomas E. MacDonald................  58   Vice President, Commercial
George B. Nairn....................  63   Vice President and Managing Director, Hereford
Frederick A. Schweizer.............  51   Vice President and General Manager, New Hartford
Paul A. Totaro.....................  43   Acting Chief Financial Officer, Treasurer and Controller
Regis F. Zebroski..................  61   Vice President and Chief Information Officer
Raymond F. Decker (2)..............  70   Director (Class I)
Edouard Duval (1)..................  56   Director (Class III)
J. Landis Martin (2)...............  55   Director (Class III)
Antoine G. Treuille (2)............  52   Director (Class II)

----------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

         Set forth below are biographies of executive officers and directors of the Company other than the persons who are nominated for election as director at the Annual Meeting, whose biographies appear above. Each director and executive officer has served continuously with the Company since his or her first election as indicated in the biographies.

         Mr. Philippe Choppin de Janvry has been a Class II director and the Chairman of the Board of the Company since October, 2000. He has served as counsellor to the Chairman and Chief Executive Officer of ERAMET, a French producer of nickel and manganese ore and alloys, steel and other alloys, since January 1998. He has also served as the Chairman and the Chief Executive Officer of Eramet International, a wholly-owned subsidiary of ERAMET, since September 1999. Mr. Choppin de Janvry has 20 years of metal related experience, mainly within the Usinor-Sacilor Group, a French steel corporation where he held executive positions. He served as Chairman of J&L Specialty Steel, Inc., an American stainless steel producer, from 1990 to 1997. He has also held marketing and executive positions in various French companies in the earthmoving equipment, plastic devices and automotive industries.

         Ms. Teresa A. Daniel was appointed Vice President and Chief Human Resources Officer in January 2000. Before joining the Company, she was the Managing Partner of InsideOut HR Solutions PLLC, an independent human resources and employment law consulting firm, since February 1999. Prior to that, she spent 15 years with Ashland Inc. and its subsidiaries during which time she served as Vice President, Human Resources for several Ashland operating subsidiaries. Ashland is a conglomerate engaging in, among other things, contract highway construction work, chemical and thermoplastic distribution, and motor oil and automobile chemical distribution. Ms. Daniel holds a Juris Doctor degree from the Salmon P. Chase College of Law of Northern Kentucky University.

         Mr. Edouard Duval has been a director of the Company since 1987. He is a Directeur General of Aubert & Duval, a French steel and alloy producer, and SIMA, a holding company which controls Aubert & Duval and other industrial firms. He is also a director of ERAMET. Mr. Duval has more than 20 years experience with Aubert & Duval and SIMA in the marketing, sale and management of superalloy and special metallurgical products for both aerospace and industrial applications.

         Mr. Ronald M. Haeberle, Jr. was appointed Vice President, Specialty Businesses and Director of Strategic Planning in March 2000. Prior to that, Mr. Haeberle held a number of positions in the Technology group of Inco Alloys International, Inc. ("Inco Alloys"), a producer of high-performance nickel alloys, since joining in 1968 as an Associate Metallurgist. During the past eleven years, he served as Business Planning Manager, Director, Technology and General Manager, Subsidiary Businesses.

         Mr. James M. Hensler, III was appointed Vice President and General Manager, Huntington in December 2000. Before that, he served as Vice President, Manufacturing, of Huntington Alloys, a subsidiary of the Company, since October 1999. Prior to that, he was Director of Business Planning of Allegheny Teledyne Inc., a group of technology-based manufacturing businesses with concentration in specialty metals, since 1998. Before then, he was Executive Vice-President of Operations of Austeel Corporation, a producer of carbon steel bar, and General Manager of Washington Steel Corporation, a manufacturer of stainless steel products. He has over 20 years of experience in the stainless steel, titanium, carbon steel and alloy steel businesses. He holds a Bachelor of Sciences degree in Chemical Engineering from the University of Notre Dame, a Masters of Science in Chemical Engineering from Princeton University and a Masters in Business Administration from the University of Pittsburgh.

         Dr. T. Grant John became President and a Class III director in September 2000. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company since April 1999. Before then, he served as a Senior Vice President of Lukens, Inc., a manufacturer of carbon and alloy steel plates and stainless steel products ("Lukens"), and was responsible for strategic planning and commercial activities. He was President and Chief Operating Officer of Washington Steel Corporation, a wholly-owned subsidiary of Lukens, from 1993 until 1995, when it was integrated into its parent company. He has over 30 years experience in the stainless, titanium and other specialty steel and metals business and holds a Ph.D. in Metallurgical Engineering from the University of British Columbia.

         Mr. Thomas E. MacDonald was appointed Vice President, Commercial in April 2000. He was previously Vice President and Director of Product Management since 1998. Before then, he was Vice President, Sales/Marketing and Product Management since joining the Company in 1991. Prior to that, he was Vice President of Market Development with Slater Steel Corporation, a diversified industrial steel company, and held positions with Carpenter Technology Corporation, a manufacturer of specialty metals and engineered products, and LTV Steel Company, Inc., a subsidiary of the LTV Corporation and a manufacturer of steel products. He has over 30 years of metals-related experience and holds a degree in Metallurgical Engineering, with a Masters in Business Administration, from the University of Michigan.

         Mr. J. Landis Martin was elected as a Class III director of the Company in 2000. He has been Chairman and a director of TMC, an integrated producer of titanium, since 1995 and President since January 2000 and previously from 1995 to 1996. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc. ("NL"), a manufacturer of titanium dioxide, since 1987, and as a director of NL since 1986. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating through its affiliates, TMC and NL, since 1990, as Chief Executive Officer and a director of Tremont since 1988 and as President of Tremont since 1987 (except for a period in 1990). Mr. Martin is also a director of Halliburton Company, which is engaged in the petroleum services, hydrocarbon and engineering industries, Apartment Investment and Management Company, a real estate investment trust, and Crown Castle International Corporation, a telecommunications company.

         Dr. Gernant E. Maurer has been Vice President, Technology since 1987 and has served in several management positions, including Director of Technology, since joining the Company in 1976. He has over 25 years of metals-related experience and holds several degrees, including a Ph.D. in Materials Engineering from Rensselaer Polytechnic Institute.

         Mr. George B. Nairn was appointed Vice President and Managing Director, Hereford in November 2000. He also serves as Managing Director, Special Metals Wiggin Ltd., a U.K. subsidiary of the Company, a position he has held since 1999. Mr. Nairn currently has commercial responsibilities in Europe and the Pacific Rim. He joined the company that is today known as Special Metals Wiggin Ltd. in 1971 and has held a number of directorships within this organization, including responsibility for Human Resources, Administration, Sales and Marketing and Mill Operations. He holds a Bachelor of Arts degree in Economic and Social Studies.

         Mr. Frederick A. Schweizer was appointed Vice President and General Manager, New Hartford in December 2000. Prior to that, Mr. Schweizer served as Vice President of Operations since October 1998. Before then, he served as the Company's Director of Metallurgy and Quality since 1992. He joined the Company in 1984 and has held various management positions in the Research and Development, Process and Product Metallurgy, and Sales and Marketing departments. He has over 25 years of aerospace materials experience, including having worked at Pratt & Whitney Aircraft, Allied Signal and Solar Turbines before joining the Company.

         Mr. Paul A. Totaro has been Acting Chief Financial Officer, Treasurer and Controller of the Company since October, 2000 and has served as Treasurer and Controller of the Company since 1998. He joined the Company in 1980, serving in supervisory, financial planning, and strategic management positions. He has over 20 years of metals-related experience and holds degrees in business management, including a Masters in Management from Rensselaer Polytechnic Institute.

         Mr. Antoine G. Treuille is a Class II director and has been a director of the Company since 1987. He has been a Managing Partner of Mercantile Capital Partners, a private equity investment fund, since 1999. He was previously a Managing Director of Financo, Inc., an investment banking firm, from 1998 to 1999 and has been President of Charter Pacific Corporation, a financial services company, since 1996. From 1993 to 1996, he was a Senior Vice President of Desai Capital Management, Inc., an investment management company, and, from 1985 to 1993, he was an Executive Vice President at Entrecanales Inc., a private investment company. He currently serves as a director of Eye Care Center of America, Inc., a retail optical chain, and ERAMET.

         Mr. Regis F. Zebroski was appointed Vice President and Chief Information Officer in January 2001. Before joining the Company, he was a Senior Consultant with International Business Machines Corporation, a provider of computer hardware and software solutions, since 1997. Prior to that, he spent 15 years with H.J. Heinz Company, a manufacturer of processed food products ("Heinz"), during which time he served as Vice President, Administration for Star-Kist Foods, Inc., a subsidiary of Heinz, with responsibilities for Logistics, Human Resources and Information Technology. He has also held management positions in Logistics and Information Technology at Allegheny International Inc., a diversified manufacturing company, U.S. Steel Group, the steel product division of USX Corporation, and Rockwell International Corporation, an industrial automation company. Mr. Zebroski holds an Executive Masters in Business Administration from the Katz Graduate School of Business at the University of Pittsburgh.

         Each executive officer is elected annually by the Board of Directors of the Company and serves at the pleasure of the Board.

COMPENSATION OF MEMBERS OF THE BOARD OF DIRECTORS

         For serving as a director of the Company, non-employee directors other than Messrs. Choppin de Janvry and Duval receive a $14,000 annual fee plus $1,000 for each meeting of the Board of Directors or any committee of the Board of Directors that they attend.

         The Company has consulting agreements with Mr. Choppin de Janvry for executive services, Mr. Treuille for financial services advice, and with Dr. Decker for technical advice. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation -- Consulting Arrangements" and "Certain Relationships and Related Transactions -- Consulting Arrangements."

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

         The Company has an Audit Committee and a Compensation Committee. There is no standing nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with the applicable procedures set forth in the Company's By-laws. The Company will furnish copies of such By-law provisions upon written request to the Company at its principal executive offices, 4317 Middle Settlement Road, New Hartford, New York 13413,
Attention: Chief Legal Counsel.

Compensation Committee

         The Compensation Committee, currently comprised of Messrs. Choppin de Janvry and Duval, establishes salaries, incentives and other forms of compensation for the Company's directors and officers and recommends policies relating to the Company's benefit plans.

Audit Committee

         The Audit Committee, currently comprised of Dr. Decker and Messrs. Martin and Treuille, oversees the Company's independent auditors and, together with the Company's independent public accountants, reviews the Company's accounting practices, internal accounting controls and financial results. Each member of the Audit Committee is independent, within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers' Market Place Rules, which set forth the listing standards for the Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the written charter is attached to this Proxy Statement as Appendix A.

Meetings and Attendance

         During the fiscal year ended December 31, 2000, the Board of Directors met five times and took action by unanimous written consent 15 times. The Compensation Committee met seven times and the Audit Committee met three times during 2000. Each director attended at least 75% of the sum of the total number of meetings of the Board, and the total number of meetings held by the committees on which he served, during his term of service.


                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to the compensation of the Company's "Named Executive Officers" for the fiscal years ended December 31, 1998, 1999, and 2000. Pursuant to the rules and regulations promulgated by the SEC under the Exchange Act, the Named Executive Officers include: (i) all persons serving as the Company's Chief Executive Officer or in a similar capacity at any time during the year ended December 31, 2000, (ii) the Company's four most highly compensated executive officers (other than the persons described in clause (i) above) who were serving as executive officers at December 31, 2000, and (iii) up to two additional individuals who would have been included in the group described in clause (ii) but for the fact that they were not serving as an executive officer at December 31, 2000. Accordingly, the Named Executive Officers consist of Drs. Muzyka and John, Messrs. Darling, Dropkin, Hensler and MacDonald, and Ms. Daniel.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION              LONG TERM COMPENSATION AWARDS
                                               -------------------              -----------------------------
                                                                           RESTRICTED       SECURITIES                   ALL OTHER
                                                                              STOCK         UNDERLYING       LTIP        COMPENSA-
  NAME AND PRINCIPAL POSITION       YEAR     SALARY ($)    BONUS ($)(2)   AWARDS ($)(3)     OPTIONS (#)    PAYOUTS ($)  TION ($)(4)
  ---------------------------       ----     ----------    ------------   -------------     -----------    -----------  -----------
Donald R. Muzyka(1)                 2000      203,333          --               --              --               --      912,663
  Former President and Chief        1999      305,000        14,874             --            20,000          192,500      7,800
  Executive  Officer                1998      233,955       203,700             --            24,000             --        7,692

T. Grant John(5)                    2000      290,000          --               --              --               --        7,151
  President                         1999      194,791          --            110,000          40,000             --      146,947

Donald C. Darling(6)                2000      160,000        10,000             --              --               --        7,885
   Former Vice President,           1999      160,000         7,803             --             9,000             --       11,713
   Administration and Chief         1998      126,333       109,400             --            12,500             --        6,777
   Financial Officer
Teresa A. Daniel(7)                 2000      135,000        50,000             --            12,000             --          102
   Vice President and Chief
   Human Resources Officer

Robert F. Dropkin                   2000      185,000        15,000             --              --               --        5,947
  Vice President, Secretary and     1999      175,000        33,730             --             9,000             --        8,684
  Chief Legal Counsel               1998      123,878       110,200             --            12,500             --        8,853


James M. Hensler, III(8)            2000      169,166        62,500             --              --               --      140,239
   Vice President and General       1999       34,375          --               --            15,000             --           67
   Manager, Huntington

Thomas E. MacDonald                 2000      150,000          --               --              --               --       51,608
  Vice President, Commercial        1999      135,000         4,975             --             8,000             --        5,602
                                    1998      120,831        40,200             --             9,500             --        5,660

---------------------

(1)      Dr. Muzyka retired from the Company effective September 1, 2000.


(2) Includes discretionary bonuses earned by the Named Executive Officers and amounts earned pursuant to the Company's 1998 and 1999 Profit Sharing Plans. No discretionary bonuses were earned in 1999 or 2000. All salaried employees in the Company's Premium Alloys Division (which is comprised of the Company's businesses prior to the acquisition of Inco Alloys) were eligible to participate in the Company's 1998 and 1999 Profit Sharing Plans. The plans provided for a profit sharing pool based on the division's financial performance. The profit sharing pool was divided among participants based on the midpoint of their salary grade. Also includes for Dr. Muzyka and Messrs. Dropkin and Darling, $100,000, $52,000 and $54,000, respectively, for 1998 special bonuses, one-half of which was paid in 1999 and the remainder was paid in 2000.


(3) On April 16, 1999, Dr. John became eligible to receive an award of 20,465 shares of restricted stock. The value of the award is based on a closing stock price of $5.375 on that date. One-half of Dr. John's restricted stock vests over time and the other half vested based upon the achievement of certain performance goals. The time vested portion vests in three equal installments on each of April 16, 2000, 2001 and 2002. The performance-based portion vested with respect to 8,600 shares on April 16, 2000. The remaining shares included in the performance-based portion were forfeited. Vested shares are not issuable by the Company to Dr. John until the two-year anniversary of the applicable vesting dates.


(4) Includes for Drs. Muzyka and John, Messrs. Darling, Dropkin, Hensler and MacDonald, and Ms. Daniel $5,250, $5,250, $5,250, $5,250, $5,947,
         $5,250 and $0, respectively, in Company match under defined contribution plans established under Section 401(k) of the Internal Revenue Code for the fiscal year ended December 31, 2000. Includes for Drs. Muzyka and John, Messrs. Darling, Dropkin, Hensler and MacDonald, and Ms. Daniel $1,346, $1,901, $198, $697, $667, $512 and $102,
         respectively, for the value of premiums paid for group term life policies in excess of $50,000 for the fiscal year ended December 31, 2000. Also includes for Dr. Muzyka $872,786 for a pension distribution under his Supplemental Retirement Income Plan, $11,730 for cash payment in lieu of accrued but unused vacation time, and $21,551 for payments under his consulting agreement with the Company, in each case for the year ended December 31, 2000. Also includes for Mr. MacDonald $44,524 in relocation allowance and $1,322 in automobile club membership for the fiscal year ended December 31, 2000. Also includes for Mr. Darling $1,500 for cash payment in lieu of coverage under the Company's group health and dental insurance for the fiscal year ended December 31, 2000, and $937 for payments earned for the fiscal year ended December 31, 2000 under his consulting agreement with the Company. Also includes for Mr. Hensler $133,625 in relocation allowance for the fiscal year ended December 31, 2000.


(5) Dr. John commenced employment with the Company on April 19, 1999. Dr. John was elected President of the Company effective as of September 1, 2000.


(6) Mr. Darling stepped down from the positions of Vice President, Administration, Chief Financial Officer and director of the Company effective October 18, 2000. Mr. Darling's compensation information for the fiscal year ended December 31, 2000 includes payments under his employment agreement after such date. See "- Employment Agreements."


(7)      Ms. Daniel commenced employment with the Company on January 3, 2000.

(8) Mr. Hensler commenced employment with Huntington Alloys, a subsidiary of the Company, on October 18, 1999 and became an executive officer of the Company on November 17, 2000.


         The following table provides certain information concerning the grant of stock options made to Ms. Teresa A. Daniel during the fiscal year ended December 31, 2000. No other Named Executive Officer received stock option grants during the fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                              -------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF
                                                                                                STOCK
                                                                                         PRICE APPRECIATION
                                                                                                 FOR
                                                                                           OPTION TERM (1)
                               NUMBER OF      % OF TOTAL
                              SECURITIES       OPTIONS
                              UNDERLYING      GRANTED TO       EXERCISE
                                OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION
           NAME               GRANTED (#)    FISCAL YEAR     (PER SHARE)      DATE          5%         10%
           ----               -----------    -----------     -----------      ----       ------      --------
Teresa A. Daniel........        12,000           100%           $3.25       1/03/2010    $24,527     $62,156

-----------------

(1) Based upon hypothetical appreciation of the Common Stock at the indicated compound rate from the date of grant until the expiration date.

       The following table sets forth information concerning the value of unexercised options as of December 31, 2000 held by the Named Executive Officers.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING            VALUE OF UNEXERCISED
                              SHARES                          UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                             ACQUIRED           VALUE        AT FISCAL YEAR END(#)      AT FISCAL YEAR END ($)
           NAME            ON EXERCISE (#)   REALIZED ($)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(1)
           ----            ---------------   ------------  -------------------------  ----------------------------
 Donald R. Muzyka .....          --              --                56,418/32,582                 0/0
 T. Grant John ........          --              --                13,334/26,666                 0/0
 Donald C. Darling ....          --              --                28,209/15,791                 0/0
 Teresa A. Daniel .....          --              --                     0/12,000                 0/0
 Robert F. Dropkin ....          --              --                28,209/15,791                 0/0
 James M. Hensler, III .         --              --                 5,000/10,000                 0/0
 Thomas E. MacDonald ..          --              --                25,876/14,124                 0/0

------------------------

(1)      Based on a closing stock price on December 29, 2000 of $2.50 per share.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with each of the Named Executive Officers.

         Dr. Donald R. Muzyka's employment agreement provided that he would serve as President and Chief Operating Officer, or in other senior executive positions mutually acceptable to Dr. Muzyka and the Company. Under the agreement, his employment with the Company would have continued until 18 months after the receipt of written notice of termination from the Company, except for termination for cause in which case only 30 days' prior written notice was required. The initial base salary was $183,996 per annum, subject to periodic salary reviews based on performance. Dr. Muzyka was eligible to participate in the Company's bonus, profit sharing, equity appreciation and employee benefit plans. Dr. Muzyka's employment agreement also provided that he could participate in the Company's Supplemental Retirement Income Plan and that his rights and benefits under this plan would fully vest upon a change of control of the Company.

         Dr. T. Grant John's employment contract calls for an initial three-year term ending April 19, 2002 that shall automatically be renewed for successive one-year terms until April 19, 2004, unless either party notifies the other of its or his desire not to renew at least six months prior to the end of the then current term. The agreement provides that Dr. John shall serve as Executive Vice President and Chief Operating Officer of the Company. Subsequently, the Board of Directors elected Dr. John to serve as President of the Company effective September 1, 2000. The agreement provides for an initial annual salary of at least $275,000, which is subject to adjustment based on periodic performance review, and for participation in employee benefit plans made available to salaried employees. At the commencement of his employment, Dr. John became eligible to receive 20,465 shares of restricted stock, one half of which will vest subject to continued employment on each of April 16, 2000, 2001 and 2002 in equal installments. Vesting of the other half was dependent upon the attainment of performance goals, and such portion vested with respect to 8,600 shares on April 16, 2000. The remaining shares originally included in the performance-based portion were forfeited. Vested shares are not issuable by the Company to Dr. John until the two-year anniversary of the applicable vesting dates. Dr. John's employment agreement also provides for supplemental retirement benefits as described under "-Supplemental Retirement Income Plans" below.

         The employment agreement between Mr. Donald C. Darling and the Company provided that he would serve as Vice President, Administration and Chief Financial Officer, or in such other executive positions as the Company might direct. Mr. Darling's original base annual salary was $101,864, subject to increases by the Company.

         Pursuant to his employment agreement, Mr. Robert F. Dropkin serves as Vice President, Secretary and Chief Legal Counsel. The Compensation Committee has separately determined that Mr. Dropkin's salary shall be $185,000 in 2000 and $200,000 in 2001 and that his bonus would be at least $15,000 in 2000.

         The Company has also entered into an employment agreement with Ms. Teresa A. Daniel, pursuant to which she serves as the Company's Vice President and Chief Human Resources Officer for a period ending on December 31, 2001 (which period shall be automatically extended for additional one-year periods unless terminated by either party upon 90 days' prior written notice). The Company agreed to pay Ms. Daniel $135,000 per annum as base salary. Pursuant to her employment agreement, Ms. Daniel's annual base salary was increased to $150,000 effective January 1, 2001, as a result of the satisfaction of certain performance goals set by the Company. For calendar years beginning on or after January 1, 2002, the Board of Directors or its designee has the sole discretion to increase Ms. Daniel's annual base salary. Ms. Daniel earned $50,000 in bonus with respect to the fiscal year ending December 31, 2000, pursuant to the terms of her employment agreement because certain goals and objectives mutually determined by her and the Company were met. For the remainder of the employment term, Ms. Daniel is entitled to participate in the Company's incentive compensation plan at a level that would provide her an opportunity to earn up to 76% of her annual base salary for any given year. Ms. Daniel is also entitled to employee benefits on the same basis as other senior executives of the Company.

         Mr. Thomas E. MacDonald's employment agreement provides that he will serve as Vice President and Director of Product Management, or in such other executive positions as the Company may direct. Mr. MacDonald is entitled to receive a base annual salary of $135,000, subject to increase by the Company, and to participate in employee benefit and bonus plans that the Company maintains for its salaried employees in his grade level.

         Huntington Alloys, a wholly-owned subsidiary of the Company, has an employment agreement with Mr. James M. Hensler, III. The agreement provides that he shall serve as Vice President, Manufacturing of the Company. The initial term of the agreement expires on October 18, 2002. The term will be extended automatically for additional one-year periods, unless either party gives six months' advance notice of his or its intention of non-renewal to the other party. The base salary is at least $165,000 per year, subject to increases based on performance. The agreement also provides that Mr. Hensler was eligible to receive a cash bonus of up to $75,000 on March 31, 2000, in the event that certain performance objectives were satisfied. Mr. Hensler received $62,500 as cash bonus during the fiscal year ended December 31, 2000. Mr. Hensler is eligible to participate in the Company's incentive compensation plan. Huntington Alloys agreed to reimburse certain relocation expenses incurred by Mr. Hensler to move to the Huntington, West Virginia area, in accordance with its relocation policy. In addition, the Company granted Mr. Hensler options to acquire 15,000 shares of Common Stock, vesting in equal annual installments over a three-year period. Mr. Hensler is also eligible to participate in employee benefit plans of the Company.

         Dr. Muzyka's employment agreement provided that he would continue to receive his salary, bonus and other employee benefits for a period of 18 months following notice of termination other than for "cause" (as defined in the agreement). The Company could have terminated Dr. Muzyka's employment for "cause" upon 30 days' written notice. Dr. Muzyka retired effective as of September 1, 2000.

         Dr. John's employment agreement provides that the Company may terminate his employment without notice for "cause" and that he may terminate his employment upon 90 days' notice. In either of these events, Dr. John will be entitled to receive salary and benefits that have vested through the date of termination. The Company may terminate Dr. John's employment without cause and Dr. John may terminate his employment for "good reason," in each case on 90 days' notice. In either of these events Dr. John will be entitled to continue to receive his salary until the later of the end of his employment term or one year from his termination date and his incentive compensation shall be accelerated to his termination date. In the event of Dr. John's death, disability or termination of employment by him upon a change of control, Dr. John shall be entitled to receive his salary and benefits through the termination date without any acceleration of benefits.

         The employment agreements with Messrs. Darling, Dropkin and MacDonald provide that their respective terms of employment shall continue for (i) 18 months (12 months in the case of Mr. MacDonald) following notice of termination from the Company other than for "cause"; (ii) 90 days following notice of termination by the employee (Mr. Dropkin has agreed with the Compensation Committee that he will provide 180 days' advance notice to the Company if he decides to terminate his employment); (iii) six months following the employee's death or disability; or (iv) two months if the Company, in good faith and after advance written notice to the employee, determines that the employee has failed to adhere to the terms of his employment agreement or has engaged in conduct which would injure the reputation of the Company or otherwise materially adversely affect the Company's interest if the employee remained employed by the Company. In the event that Messrs. Darling, Dropkin or MacDonald is terminated by the Company for reasons other than for "cause," for a period of 18 months (12 months in the case of Mr. MacDonald) after his employment terminates, the Company will continue to pay his salary and bonus and provide him with continued employee benefits. Mr. Darling stepped down as Vice President, Administration, Chief Financial Officer and a director of the Company as of October 18, 2000. Mr. Darling will continue to receive compensation and employee benefits as contemplated by his employment agreement for a period of 18 months after such date.

         Mr. Hensler's employment agreement provides that Huntington Alloys may terminate his employment at any time upon 90 days' written notice for any reason, upon his death or his inability to perform his duties under the agreement for a period of six consecutive months as a result of a disability. Mr. Hensler may terminate his employment with the Company at any time upon 90 days' written notice (including for "good reason," which is defined as any uncured material breach of the employment agreement by the Company or any material reduction in his authority or responsibilities which results in lower salary or less responsibilities). In the event that Mr. Hensler is terminated by Huntington Alloys without "cause" or Mr. Hensler terminates his employment for "good reason," then Huntington Alloys must pay his base salary, and provide continued coverage under its health insurance plan, until the later of (a) the end of the term of the agreement or (b) one year after such termination. In such event, the vesting under any incentive compensation, profit sharing or stock option plans shall be accelerated.

         Under Ms. Daniel's employment agreement, if the Company terminates her employment without "cause" at any time on or after January 1, 2001, she would be entitled to continue to receive her annual base salary and to participate in the Company's benefit plans, in each case for one year after the termination and to receive a prorated payment of the bonus that she would have otherwise earned with respect to the year in which she is terminated. In the event that the Company desires to terminate her employment without "cause," it must provide 90 days' written notice to Ms. Daniel. The Company may terminate Ms. Daniel for "cause" upon 30 day's prior written notice, provided that, in most cases, she was given an opportunity to cure the event constituting "cause" during the 30-day period. The agreement would also terminate upon her death or her inability to perform her duties for a period of six consecutive months, or for an aggregate of six months in any 24 consecutive month period, as a result of her disability. Ms. Daniel may terminate her employment with the Company at any time upon 90 days' written notice (including for "good reason," which is defined as any material change, resulting from a change of control of the Company, in her authority or job responsibilities which results in lower annual base salary or less responsibilities, or any relocation of the place of her employment outside of the 50-mile radius of Huntington Alloys' current location). If Ms. Daniel terminates her employment for "good reason," such termination would entitle her to receive payments from the Company as though her employment was terminated without "cause." In such event, her unvested stock options shall fully and immediately vest and become exercisable.

          Each of the employment agreements provides that the employee shall not engage in any business similar to the business carried on by the Company so long as the Company is obligated to pay the employee a salary or severance and that the Company will retain all rights to any inventions and innovations developed by the employee during his respective employment with the Company.

         In the employment agreements described above, a "change of control" is generally defined to mean any transaction or series of related transactions which causes beneficial ownership or voting rights with respect to more than 50% of the capital stock or all or substantially all of the assets of the Company to be transferred, except for transactions within Aubert & Duval or between the shareholders of Aubert & Duval.

SALARIED EMPLOYEE RETIREMENT PLANS

         Merger of Salaried Employee Retirement Plans. During the fiscal year ended December 31, 2000, the Company sponsored for its salaried employees the Pension Plan for Salaried Employees of Special Metals Corporation (the "Prior Company Plan"), and Huntington Alloys, a subsidiary of the Company, sponsored for its non-union employees the Retirement Plan of Huntington Alloys Applicable to Non-Union

Employees Paid in United States Dollars (the "Prior Huntington Plan" and collectively with the Prior Company Plan, the "Prior Pension Plans"). The Prior Pension Plans were intended to qualify pursuant to Section 401(a), et seq., of the Internal Revenue Code of 1986, as amended (the "Code"). Effective as of December 31, 2000, the Prior Pension Plans were merged together. The new merged retirement plan is designated as the Special Metals Corporation Salaried Employees Pension Plan (the "Merged Pension Plan").

         New Pension Benefit Formula Effective January 1, 2001. Effective January 1, 2001, the Merged Pension Plan was amended and restated to prospectively convert to a new "cash balance" pension benefit formula. Under the cash balance pension formula, each participant's accrued benefit as of December 31, 2000 was converted to an actuarially equivalent lump-sum present value in order to create a beginning retirement account balance amount. The present value was determined using the prevailing standard mortality table of the Commissioners of the Internal Revenue Service (a 50/50 blend of the 1983 Group Annuity Table for males and females), and a 6.50% interest rate per annum. Thereafter, a participant's retirement account balance is adjusted each plan year with "service credits" as a percentage of earnings, and "interest credits" based upon applicable U.S. Treasury Note rates. Subsequent benefits payable are based upon the lump-sum retirement account balance value at the time ("Cash Balance Account"), or an annuity equal to the actuarial equivalent of the retirement account balance ("Annual Annuity"). However, participants with at least 20 years of credited service as of October 28, 2000 (the "Grandfathered Participants") are entitled to elect the greater of their benefit under the cash balance pension benefit formula, or their benefit as determined under the applicable Prior Pension Plans. The only Named Executive Officer who is a Grandfathered Participant is Mr. Darling.

         Earnings taken into account for calculating service credits under the Merged Pension Plan include base pay plus overtime, including any deferrals pursuant to Code Section 401(k) savings plan or Code Section 125 cafeteria plan, but excluding bonuses or other extra or special compensation, and are subject to limits imposed by the Code, including Section 401(a)(17) (which generally limits eligible compensation to $170,000 per year, as indexed). Payments are made in the form of a joint and survivor annuity (for married employees) or single life annuity (for single employees), unless another form of benefit is elected by the participant in accordance with the terms of the Merged Pension Plan, and are actuarially equivalent to a participant's Cash Balance Account at the time of retirement. The normal retirement date (the "Normal Retirement Date") under the Merged Pension Plan is the later of the date the participant reaches age 65 or the fifth anniversary of entering such Plan as a participant. The Merged Pension Plan contains provisions for early retirement benefits, disability benefits and spousal death benefits. Effective January 1, 2001, various early retirement subsidies or supplements may be reduced or eliminated under the Merged Pension Plan, except with respect to certain Grandfathered Participants.

         As of January 1, 2001, the estimated Cash Balance Account at Normal Retirement Date and the estimated actuarially equivalent Annual Annuity at Normal Retirement Date, respectively, for the Named Executive Officers were as follows:

                                                                      ESTIMATED ACTUARIALLY EQUIVALENT
                             ESTIMATED CASH BALANCE ACCOUNT AT                     ANNUAL
             NAME                 NORMAL RETIREMENT DATE             ANNUITY AT NORMAL RETIREMENT DATE
             ----                  ----------------------            ---------------------------------
T. Grant John ..........                $ 76,690                             $ 7,081
Donald C. Darling ......                 160,704*                             34,078*
Teresa A. Daniel .......                 519,931                              48,004
Robert F. Dropkin ......                 376,601                              34,770
James M. Hensler, III ..                 475,311                              43,884
Thomas E. MacDonald ....                 272,309                              25,141

----------------------

* See paragraphs below concerning the accrual of Mr. Darling's earnings.

         These amounts assume that the Named Executive Officers (except for Mr. Darling, as discussed below) continue accruing benefits through their respective Normal Retirement Dates, and assume annual salary increases of 5.0%, annual increases in the compensation limit under Code
Section 401(a)(17) of 3.0% and interest credits equal to 5.70% per year (which was the five-year Treasury rate in November 2000).

         For Dr. Muzyka, who retired during the fiscal year ended December 31, 2000, the amount in his cash balance account at January 1, 2001 was $201,281. Dr. Muzyka's benefits under the Merged Pension Plan will become payable when he reaches age 65 in September 2003.

         Mr. Darling stepped down as Vice President, Administration, Chief Financial Officer and a director of the Company as of October 18, 2000. Under his employment agreement, Mr. Darling will continue to receive his base salary, and be eligible to participate in the Company's bonus and profit sharing plans and other employee benefits, for a period of 18 months after that date. See " -- Employment Agreements." Accordingly, the amounts set forth above for Mr. Darling reflect the anticipated payments from the Company during such 18-month period.

         Prior Company Plan. Benefits under the Prior Company Plan may still be chosen by the Grandfathered Participants in lieu of the benefits determined in accordance to the cash balance formula under the Merged Pension Plan. Generally, under the Prior Company Plan, participants with five years of service become entitled to receive a basic retirement benefit upon reaching the normal retirement age of 65. Benefits under the Prior Company Plan are calculated using a career average benefit formula which has been updated, from time to time, to make adjustments for final average earnings. For participants who retire or terminate their employment after December 31, 2000, their normal retirement benefit is calculated as follows: (i) 1.25% of final average earnings through September 30, 2000 multiplied by years of credited service through December 31, 2000; plus (ii) 1.25% of average monthly earnings commencing January 1, 2001 multiplied by years of credited service after December 31, 2000, where "final average earnings" means, in general, the highest 60 consecutive calendar month W-2 earnings out of the last 120 months as of September 30, 2000, and "average monthly earnings" is based upon current W-2 earnings after December 31, 2000.

         Earnings taken into account for calculating benefits under the Prior Company Plan include base salary, bonuses, profit sharing, overtime, commissions and deferrals made under certain plans maintained by the Company, including any Code Section 401(k) savings plan or Code Section 125 cafeteria plan, and are subject to limits imposed by the Code, including Code Section 401(a)(17) (which generally limits eligible compensation to $170,000 per year, as indexed). Payments are made in the form of a joint and survivor annuity (for married employees) or single life annuity (for single employees), unless the participant elects to receive a lump-sum distribution instead. The Prior Company Plan contains provisions for early retirement benefits and supplements, special retirement benefits and supplements for termination due to a plant or department reorganization or closing, disability benefits and spousal death benefits. The estimated annual benefit payable to Mr. Darling, the only Named Executive Officer who is a Grandfathered Participant, under the Prior Company Plan at age 65 is $43,045, assuming annual salary increases of 5.0% and annual increases in the compensation limit under Code Section 401(a)(17) of 3.0%, and assuming that benefits continue to accrue during the aforementioned 18-month period.

SUPPLEMENTAL RETIREMENT INCOME PLANS

         The Company had adopted the Special Metals Corporation Supplemental Retirement Income Plan (the "SRIP") which covered only Dr. Muzyka. The SRIP was intended to grant Dr. Muzyka supplemental retirement benefits equal to the difference between (i) the benefits that Dr. Muzyka would have received under his prior employer's pension plan had he remained at his prior employer until he was age 65, based on his "average compensation" (as defined in the SRIP) at the Company and (ii) his vested accrued benefits under the prior employer's pension plan and the Salaried Retirement Plan. Compensation for purposes of the SRIP includes bonus and profit sharing payments and amounts of income deferred under deferred compensation plans of the Company. Benefits under the SRIP ratably vested over a 10-year period, subject to immediate vesting upon a "change of control" of the Company (as defined in the SRIP) and special and accelerated vesting in the event of death, disability or other termination of employment. Dr. Muzyka received a lump sum payment of $872,786 under the SRIP in connection with his retirement from the Company in September 2000.

         Under his employment agreement with the Company, Dr. John is also entitled to supplemental retirement benefits. Dr. John's supplemental benefit is the difference between his benefit under the Company's Salaried Retirement Plan based on actual years of service and the amount he would receive under that plan if his benefit were calculated using five years of service credit as of the end of his third year of actual employment and 1 2/3 years of service credit for each actual year of service after that. Based on Dr. John's compensation and years of service, he would be entitled to an estimated annual supplemental benefit of $4,720 upon normal retirement at age 65.

EQUITY APPRECIATION RIGHTS PLAN

         The Special Metals Corporation Equity Appreciation Rights Plan (the "Equity Rights Plan") provides for the grant of rights to receive cash payments based on the appreciation of the book value of the Company, as defined in the Equity Rights Plan ("Rights"). Each Right is based on the total book value of the Company at the date of grant, divided by 10,000,000 and appreciation is calculated using aggregate after-tax profits after the date of grant. Rights are generally exercisable from the fifth anniversary of the date of grant until the tenth anniversary of the date of grant, or earlier in the event of a "change of control" of the Company (as defined in the Equity Rights Plan), termination without "cause" (as defined in the Equity Rights Plan), retirement at age 65, death or disability. Rights are forfeited in the event the holder is terminated by the Company for cause. Dr. Muzyka was the only participant in the Equity Rights Plan. He had received 50,000 Rights. Dr. Muzyka's rights under the plan became fully vested during 1999, at which time he exercised all of his rights under the plan and received a payout totaling $192,500.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors consists of Messrs. Choppin de Janvry (Chairman) and Duval. Until his retirement in October 2000, Mr. Halverstadt also served on the Compensation Committee. The Company has entered into the following transactions with SIMA and its subsidiaries and with Messrs. Choppin de Janvry and Halverstadt. All of the common equity of SIMA is beneficially owned by ERAMET. Mr. Duval is a Directeur General of SIMA, has a minority equity interest in ERAMET and is a director of ERAMET. Mr. Choppin de Janvry is counsellor to the Chairman and Chief Executive Officer of ERAMET and is the Chairman and Chief Executive Officer of Eramet International, a wholly-owned subsidiary of ERAMET.

         SUBORDINATED LOANS. During 1999, the Company entered into a Subordinated Loan Agreement with SIMA, whereby SIMA agreed to provide up to $50 million of subordinated loans, including $20 million of subordinated term loans and up to an additional $30 million of subordinated revolving loans. Amounts outstanding under the Subordinated Loan Agreement accrue interest at a rate per annum equal to LIBOR plus 1.0%. Accrued interest is paid in kind by addition to the principal of the subordinated term loan on a quarterly basis. This debt is unsecured and is subordinate to the Company's obligations under its credit agreement with a syndicate of banks. In addition, the Company's senior lenders have placed restrictions on the repayment of principal and interest due under the subordinated loans. The amount outstanding at March 31, 2001 under the term loan portion was $58.4 million, which consisted of the $20 million described above plus additional amounts for accrued interest, the conversion of the revolving loans to term loans to meet minimum EBITDA requirements and advances from SIMA to pay dividends on the Convertible Preferred Stock. The amount outstanding under the revolving loan portion at that date was $2.4 million.

         TECHNOLOGY EXCHANGE AGREEMENT. The Company and ERAMET are parties to a Technical Exchange Agreement (the "Technical Exchange Agreement"). During the term of the Technical Exchange Agreement, subject to certain exceptions, ERAMET, the Company and their respective subsidiaries are required, to the best of their ability and subject to government controls and other limitations imposed by preexisting agreements with third parties, to furnish all technical information pertaining to the manufacture of high temperature alloys and other alloys and materials, as may be needed and requested by the other to further develop and diversify its respective business. Under the agreement, ERAMET and the Company will periodically provide technical and manufacturing persons to consult and advise each other. A research committee established by the Company and ERAMET will direct joint research activities and the exchange of technical information. Neither party will receive compensation from the other for the information and assistance provided, and all information provided under the Technical Exchange Agreement shall be kept confidential by the recipient. The Technical Exchange Agreement will remain in effect until terminated by either party upon one year's advance written notice to the other party. Termination will not affect either party's right to continue to use information received from the other.

         MANAGERIAL ASSISTANCE AGREEMENT. The Company and SIMA are parties to a managerial assistance agreement (the "Managerial Assistance Agreement"). The Managerial Assistance Agreement provides that SIMA will provide the Company with information and advice regarding the management of its existing business and the expansion of the Company's business into new products and markets. Under the terms of the Managerial Assistance Agreement, the Company (i) compensates SIMA for managerial assistance at a rate of $30,000 per month and (ii) reimburses SIMA for out-of-pocket telecommunication charges, travel costs and subsistence while traveling, to the extent that such expenses are reasonable and for the benefit of the Company. SIMA will provide the Company, within 30 days after the end of each month in which managerial assistance is provided, a written report fully detailing the managerial assistance furnished, including the assistance, advice and recommendations given and made. Payment to SIMA will be made within 30 days following receipt and acceptance by the Company of an invoice and appropriate expense documents. All payments are to be free of tax and charges of governments other than the government of France. The Managerial Assistance Agreement provides that SIMA may be requested to provide services beyond the scope or level previously provided by SIMA, whether in connection with potential acquisitions, financings or other matters involving the Company. In such event, SIMA shall be entitled to compensation in addition to the monthly fee referred to above, based on the time spent and other relative factors, as SIMA and the Company will mutually agree. The Managerial Assistance Agreement will remain in effect until terminated by either party upon 30 days' advance written notice to the other party. All information and advice provided by SIMA and all information provided to SIMA by the Company in connection with the Managerial Assistance Agreement will be kept confidential. The Company was charged $360,000 by SIMA pursuant to the Managerial Assistance Agreement in 2000.

         ENCAPSULATING SERVICES AGREEMENT. The Company and Compagnie Industrielle Des Metaux Durs ("CIMD"), an indirect subsidiary of SIMA, were parties to an encapsulating services agreement (the "Encapsulating Services Agreement"). The Encapsulating Services Agreement provided that the Company would consign its encapsulating machine, capsules, dental alloy and mercury pillows to CIMD and purchase encapsulating services from CIMD. The Company retained ownership of such materials at all times. CIMD encapsulated the dental alloy and mercury pillows for resale by the Company and shipped the filled capsules directly to the Company's customers. The Company paid $78,337 to CIMD pursuant to the Encapsulating Services Agreement in 2000. All confidential information provided to CIMD by the Company in connection with the Encapsulating Services Agreement will be kept confidential. On December 8, 2000, the Company completed the sale of all of the plant and intangible assets in its dental amalgam operation located in Ann Arbor, Michigan. In connection with the sale, the Encapsulating Services Agreement was terminated, and the equipment consigned to CIMD was sold by the Company to the purchaser.

         AFFILIATE SALES. During 2000, the Company sold superalloy and special alloy products to affiliates of SIMA. The net revenues from such sales were $60.7 million for 2000. Management believes that the terms of such sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties. The Company may continue to sell superalloy and special alloy products to affiliates of SIMA in the future.

         RAW MATERIALS. In the past, from time to time, the Company and affiliates of SIMA have sold raw materials to each other. In 2000, raw materials purchases from SIMA and its affiliates totaled $10.0 million. Management believes that the terms of such sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties. The Company and SIMA expect that such sales may continue to occur in the future.

         INSURANCE. The Company and Aubert & Duval, a subsidiary of SIMA, share common insurance coverage for aircraft/space liabilities, contingent liabilities and excess liabilities greater than $10 million but less than $50 million. The Company is charged a pro rata premium based on the net sales of the covered parties. The Company was charged $1.1 million for such premiums in 2000. The Company believes that the insurance coverage provided to it is more favorable than the insurance coverage that it could obtain as a stand-alone entity.

         WAREHOUSE AGREEMENT. Huntington Alloys, a subsidiary of the Company, and Aubert & Duval, a subsidiary of SIMA, are parties to a Warehouse Agreement, pursuant to which Huntington Alloys stores bar stock for Aubert & Duval at its warehouse in Elkhart, Indiana. Under the Warehouse Agreement, Huntington Alloys also loads the stored bar stock on trucks supplied by a customer of Aubert & Duval. Aubert & Duval paid Huntington Alloys a one-time lump sum of $41,171 for reimbursement of certain initial site preparation expenses. In addition, Aubert & Duval agreed to pay $784 per month to reimburse Huntington Alloys for a portion of the rent for the warehouse attributable to the space utilized by Aubert & Duval, and a handling charge of $0.05 per pound for unloading and placing bar stock in the warehouse and a handling charge of $0.05 per pound for loading bar stock on a customer truck. During 2000, Huntington Alloys received an aggregate of $52,170 pursuant to this agreement. The Company believes that the terms of this agreement are no less favorable to the Company than the terms it would have obtained in transactions with unaffiliated third parties.

         AGREEMENT FOR EXECUTIVE SERVICES. The Company has entered into an Agreement for Executive Services with Mr. Choppin de Janvry. Under this agreement, Mr. Choppin de Janvry provides executive managerial services to the Company and its subsidiaries. The Company agreed to pay $5,350 per month for Mr. Choppin de Janvry's services under the agreement. Mr. Choppin de Janvry agreed to forego the annual fee of $14,000 normally payable to outside directors on the Board of Directors of the Company, as well as the $1,000 fee otherwise payable for attending each regularly scheduled meeting of the Board. In addition, Mr. Choppin de Janvry is entitled to receive a bonus for calendar years 2001 and 2002 as follows: (i) for 2001, the product of (a) the Company's 2001 earnings before income taxes ("EBIT") in millions minus 30, and (b) $10,000, and (ii) for 2002, the product of (x) the Company's 2002 EBIT in millions minus 45, and (y) $10,000. If Mr. Choppin de Janvry does not provide executive managerial services under the agreement for the entire 2001 or 2002, any bonus will be prorated accordingly. The agreement expires on December 31, 2002, unless sooner terminated by either party upon 30 days' written notice to the other. The agreement also contains confidentiality provisions. In 2000, Mr. Choppin de Janvry received $5,350 under this agreement.

         CONSULTING ARRANGEMENTS. The Company has regularly engaged Mr. Halverstadt and his sole proprietorship, Applied Innovative Management Engineering ("AIME"), as consultants. In 2000, Mr. Halverstadt and AIME received an aggregate of approximately $172,300 in fees and expense reimbursements. The Company may continue to employ Mr. Halverstadt and AIME as consultants in the future.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Report of the Compensation Committee of the Company's Board of Directors and the Performance Graph following it shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or any filing under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

         We, the members of the Compensation Committee, are independent, non-employee directors who have no "interlocking" relationships, as defined by the SEC.

         Acting as a Committee, our goal is to develop executive compensation and benefit policies and programs that are consistent with, and linked to, the Company's strategic business objectives. We also strive to ensure that these programs are sufficiently competitive to attract and retain qualified executive officers. Beyond that, our priority is to compensate the Company's senior management team fairly and commensurate with their individual contribution towards furthering the achievement of the Company's strategic goals.

         We also establish, administer, and assess the effectiveness of the Company's executive compensation plans and programs in support of these compensation policies. We review and approve all salary adjustments and other remuneration for the Company's executive officers and evaluate the individual performance of each of these key team members.

         In making our determinations, we consider competitive market data, which is periodically provided to the Company by an independent compensation consultant. Our compensation practices are assessed against those of a group of selected peer companies of similar size and scope; however, this group is not necessarily comprised of the same companies represented in the stock performance graph which follows this Report. We believe that the Company's competition for executive talent includes a broader group of companies that is not limited to those companies included in the group established for comparing industry-specific shareholder returns.

         Dr. John, the Company's President, attends meetings of the Committee in an advisory capacity (with the exception of portions of meetings where his compensation is discussed). He provides input to the Committee on various executive, employee benefit and compensation-related proposals. He also participates in regular discussions about such issues as: the performance of the Company's executive officers and designated key employees, succession planning, and the hiring and retention of key positions. However, Messrs. Choppin de Janvry, acting as Chairman, and Duval make all final determinations of the Committee.

         We believe that a substantial portion of each executive officer's total cash compensation should be "at risk" and subject to overall Company performance. We implement our established goals and policies through a combination of base salary and benefit programs, an annual incentive program and a long-term incentive program, each as more fully described below.

ELEMENTS OF EXECUTIVE COMPENSATION

Base Pay

         We review and approve base salaries for each of the Company's executive officers on an individual basis, taking into consideration the following factors on a subjective basis: the individual's performance, his or her contributions to the Company's success, and tenure in the job; pay practices for comparable positions within our selected peer companies; and internal equities among positions within the Company.

         We also establish base salary ranges for the Company's executive officers after analyzing salary data for comparable jobs within our peer group. Individual pay placement within the salary range will vary. In cases of long tenure and exceptional individual performance, an individual's base salary may exceed the median of the salary range. Conversely, shorter tenure and developing performance may yield a base salary below the median.

         In 2000, we retained an independent outside consulting firm to prepare a report which compared the base salary and annual and longer-term incentive opportunities of the Company to those of selected peer companies (the "Report"). The Committee utilized the Report, plus input from Dr. John and other members of management, to adjust the base compensation of the Company's executives and to establish new annual and long-term incentive opportunities. We believe these changes will position the Company to provide opportunities that are more consistent with competitive levels.

Annual Incentives

         The Company's executive officers have an opportunity to earn annual bonuses under the Company's Management Incentive Bonus Program. Award opportunities vary based on the individual's position and base salary, with only 10% of any senior management bonus opportunity based on individual performance results. No portion of the annual bonus is payable until after the corporate performance goals are satisfied. Bonuses are paid based on the Company's success in achieving performance objectives which we establish in advance of the performance period. These objectives are set annually based upon the Company's short-term strategic direction and the current economic climate. The objectives may vary from year to year. The performance measures which are considered in setting the objective for any given year may include all or some of the following, as well as any additional criteria deemed appropriate by the Company: corporate net income, return on beginning shareholders' equity, return on managed assets, earnings per share, pre-tax profit, earnings before interest, taxes, depreciation and amortization ("EBITDA"), return on invested capital and other similar financially-related measures.

         We also annually establish the corporate performance levels and the percentage of each officer's base salary at the different performance levels. These criteria are used to calculate the amounts of the bonuses to be paid at year-end, if any. The performance levels consist of a "hurdle" (the minimum level of corporate performance that must be achieved in order for a bonus to be paid), a "target goal" (the corporate performance level at which bonuses equal to 100% of the individual's target opportunity will be paid) and a "maximum payout level" which is performance in excess of the goal that entitles the participants to receive bonuses in excess of the target opportunity percentage. For 2000, the Company's financial results did not exceed the pre-established hurdle levels. As a consequence, no annual bonuses were payable for 2000 to any of the Named Executive Officers.

Long-Term Incentives

         In keeping with our commitment to provide a total compensation package which favors "at risk" components of pay, long-term incentives comprise a substantial portion of each executive officer's total compensation. In January 1997, the Company adopted the Special Metals Corporation 1997 Long-Term Stock Incentive Plan ("Stock Incentive Plan") in which officers, other employees and directors of the Company are eligible to participate. Awards may be made in the form of stock options, stock appreciation rights, restricted stock, performance awards and other stock-based awards.

         Stock Option Awards. Grants of stock options have historically been made annually to executive officers. A limited number of awards have been periodically made to certain non-employee directors. In 1999, a special one-time stock option grant was awarded to all full-time, salaried employees on the specified grant date in order to provide eligible employees with a personal financial incentive to more sharply focus their efforts on improving shareholder value. However, during 2000, no stock option awards were made to executives, directors or employees (except for a single grant to an executive upon the date of hire). Options granted in prior years generally vest in equal portions on each of the first three anniversaries of the date of grant, except that options granted to be effective upon the consummation of the Company's initial public offering (the "IPO") vested one-half on the second anniversary of the IPO and one-quarter on each of the third and fourth anniversaries. Each option awarded to-date has an exercise price equal to the fair market value of the Common Stock on the date each option was granted.

         Performance Unit Awards. In 2000, we approved the award of performance units to a limited group of executive officers and senior-level key employees in lieu of providing any stock option grants. Two awards were granted during the year. One of these awards covered an abbreviated two-year performance period (i.e., 2001 and 2002 Company performance). Our goal in establishing a shorter period was to sharpen the focus of our executive officers and key employees on the Company's turnaround efforts by allowing an early payment if performance goals are achieved. The second award covered a three-year performance period (i.e., 2001 through 2003 Company performance).

         The payment of these awards, if any, will be made in cash and are based solely on the Company's financial performance during each of the respective performance periods. For both periods, we determined that half of the award will be based on overall Company EBITDA performance and the other half will be based on the Company's overall corporate Return on Managed Assets. The payment under the awards is not tied to the individual performance of the award recipient. In the event a participant should voluntarily leave the Company prior to the end of a performance period (other than in the event of death, retirement or disability), he or she will forfeit any payment for such period.

COMPENSATION OF THE PRESIDENT

         Subsequent to Dr. Muzyka's retirement in September 2000, the Company did not name a Chief Executive Officer. Dr. Grant John was named President of the Company as of September 1, 2000 and is the Company's highest-ranking executive officer. At the time of his promotion, we raised his base salary from $275,000 to $320,000 based on the criteria described above. As a result of the Company's financial performance in 2000, the incentive bonus plan hurdle was not triggered and, as a result, Dr. John did not receive any bonus payment for the year. If a payment had been triggered under the plan, however, the individual component of his award would have been based on operational and strategic goals, including safety, customer satisfaction, process improvements and cost reduction. We use the same general compensation policies, as well as identical financial hurdles and targets, in the establishment of the total compensation opportunity of all of the Company's executives, including Dr. John.

         Dr. John did not receive a new stock option grant during 2000, consistent with our strategy of generally making no stock option grants to executive officers or other employees during the past year. He did, however, receive two separate grants of performance unit awards during 2000 (for the performance period covering calendar years 2001 and 2002, and for the period covering calendar years 2001 through 2003), based on the same Company performance and other requirements that apply to all other participants in the program.

SECTION 162(m) COMPLIANCE

         The Company believes that any compensation realized upon the exercise of stock options or the payment of earned performance unit awards granted under the Company's 1997 Stock Incentive Plan will satisfy the requirements of Section 162 (m) of the Internal Revenue Code of 1986, as amended, and therefore will be fully tax deductible. Although we generally intend to comply with the requirements of Section 162 (m), the Committee believes that it is appropriate to maintain the flexibility to pay compensation that is not fully deductible if it should determine, in its sole discretion, that such payments are in the Company's best interest.

         We intend to continue to evaluate the Company's executive compensation programs on an on-going basis to ensure that the Company's compensation and benefit-related philosophies and practices are consistent with our key objective of enhancing shareholder value.

                           Submitted on behalf of the Compensation Committee:

                           Philippe Choppin de Janvry, Chairman
                           Edouard Duval


                                PERFORMANCE GRAPH

         The following graph and table compares the cumulative total stockholder return (assuming reinvestment of dividends, if any) from investing $100 on February 26, 1997 (the date of the Company's initial public offering) in each of
(i) the Company's Common Stock (at the closing sale price on such date); (ii) the Nasdaq Composite Index; and (iii) an index (the "Peer Group Index") of companies that are engaged in the manufacture of specialty metals. The companies in the Peer Group Index are: Allegheny Technologies, Inc. (formerly Allegheny Teledyne Inc.); Carpenter Technology Corporation; Doncasters plc; Precision Castparts Corp.; RTI International Metals Inc. (formerly RMI Titanium Company); SIFCO Industries, Inc.; SPS Technologies, Inc. and Titanium Metals Corporation. Wyman-Gordon Company, which was included in the Peer Group Index included in the Proxy Statement relating to the Company's 2000 Annual Meeting, was acquired by Precision Castparts Corp. in November 1999 and is therefore no longer separately included in the Peer Group Index. In November 1999, Allegheny Teledyne Inc. underwent a recapitalization which included it spinning off two of its businesses into separate publicly traded companies, effecting a two-for-one reverse split, changing its corporate name to Allegheny Technologies, Inc. and changing the ticker symbol for its common stock. Because the stock price information with respect to periods prior to the ticker symbol change is no longer available from publicly accessible sources, the stock price information for Allegheny Technologies, Inc. used in the construction of the graph below starts on the first date for which such information is available, November 29, 1999. In accordance with the requirements of the SEC, the Peer Group Index is weighted by market capitalization of the included issuers as of the beginning of each measurement date.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                       AMONG SPECIAL METALS CORPORATION,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP


                            [COMPARISON LINE GRAPH]

                                           2/26/1997     12/31/1997      12/31/1998     12/31/1999     12/31/2000
                                           ---------     ----------      ----------     ----------     ----------
Special Metals Corporation                  $100.00       $109.09          $54.17         $19.32        $15.15
Nasdaq (U.S.) Stock Market Index             100.00        118.13          166.55         309.52        186.08
Peer Group Index                             100.00        121.51           86.36          54.53         77.21

                             AUDIT COMMITTEE REPORT

         This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Committee reviewed with Ernst & Young LLP, the Company's independent auditors, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

         The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2001.

                           Submitted on behalf of the Audit Committee:

                           Antoine G. Treuille, Chairman
                           Raymond F. Decker
                           J. Landis Martin


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the directors and executive officers of the Company and persons who beneficially own more than ten percent of the outstanding shares of Common Stock (collectively, the "Reporting Persons") to report their ownership of and transactions in the Common Stock to the SEC. Copies of these reports are also required to be supplied to the Company.

         Based upon a review of such reports and amendments thereto filed during and with respect to the fiscal year ended December 31, 2000, and upon written representation from persons known to the Company to be a Reporting Person, no Reporting Person failed to file when due reports required by Section 16(a) of the Exchange Act during or with respect to the fiscal year ended December 31, 2000, except (i) ERAMET, which was late in filing a Form 4 to report transactions which occurred in September 2000 and, to the best of the Company's knowledge, ERAMET has not filed a Form 4 or 5 to report transactions which occurred in August and November 2000, which transactions were described in Amendment No. 1 to its Schedule 13D dated November 8, 2000, (ii) Messrs. Paul A. Totaro, James M. Hensler and George B. Nairn, who were late in filing their respective Forms 3, and (iii) Mr. Thomas E. MacDonald, who was late in filing a Form 4 to report a transaction which occurred in June 2000.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENT FOR EXECUTIVE SERVICES

         The Company and Mr. Philippe Choppin de Janvry, the Chairman of the Board of the Company, are parties to an Agreement for Executive Services. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

TRANSACTIONS WITH PRINCIPAL STOCKHOLDERS

         The Company and the Principal Stockholders have from time to time entered into various business transactions and agreements, and the Company and the Principal Stockholders may from time to time enter into additional transactions and agreements in the future. The following is a summary of certain agreements and transactions between the Company and the Principal Stockholders.

         TRANSACTIONS WITH SIMA AND AFFILIATES. The Company is party and may, in the future, become a party to transactions with SIMA or its affiliates, including ERAMET and Aubert & Duval. Mr. Edouard Duval, a director of the Company, is a Directeur General of SIMA and its subsidiary, Aubert & Duval. Mr. Duval is also a director of ERAMET, SIMA's parent. Mr. Philippe Choppin de Janvry, the Chairman of the Board of the Company, is counsellor to the Chairman and Chief Executive Officer of ERAMET and is the Chairman and Chief Executive Officer of a wholly-owned subsidiary of ERAMET. Mr. Antoine G. Treuille, a director of the Company, is also a member of the Board of Directors of ERAMET. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

         REGISTRATION RIGHTS. Under a registration rights agreement (the "Registration Rights Agreement") among the Company and the Principal Stockholders, the Company has granted the Principal Stockholders the right to require, subject to the terms and conditions set forth therein, the Company to register shares of Common Stock held by the Principal Stockholders (the "Registrable Securities") for sale in accordance with their intended method of disposition thereof (a "demand registration"). The holders of a majority of the Registrable Securities may request one demand registration per year (except in certain circumstances). In addition, so long as any Principal Stockholder continues to hold at least 5% of the outstanding Common Stock, such Principal Stockholder shall also have the right to request one demand registration. The Principal Stockholders may not require more than one demand registration each year. Additionally, the Company has granted to each Principal Stockholder the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggyback registration").

         The Registration Rights Agreement provides that to the extent not inconsistent with applicable law, each holder of Registrable Securities will not effect any public sale or distribution of any Registrable Securities of the Company, or any securities convertible into or exchangeable or exercisable for such Registrable Securities, during the seven days prior to and the 90 days after any registration relating to such Registrable Securities has become effective, except as part of such registration, if requested by the Company or the managing underwriter or underwriters of such offering. In addition, the Company has agreed not to effect any public sale or distribution of its Registrable Securities or securities convertible into or exchangeable or exercisable for any of such Registrable Securities during the seven days prior to and the

90 days after any registration relating to such Registrable Securities has become effective, except as part of such registration and except pursuant to registrations relating to employee benefit plans and certain other offerings.

         The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by the Principal Stockholders in connection with the demand and piggyback registrations. Subject to certain limitations specified in the Registration Rights Agreement, the Principal Stockholders' registration rights are assignable to third parties. The Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of the Principal Stockholders and their respective permitted assigns and their related persons. Each Principal Stockholder's rights under the Registration Rights Agreement will terminate if such Principal Stockholder ceases to own at least 5% of the outstanding Common Stock.

         TRANSACTIONS WITH INCO AND TFMC

         On October 28, 1998, the Company acquired the Inco Alloys International high performance nickel alloys business unit of Inco and entered into a non-competition agreement with Inco. The aggregate consideration paid to Inco included 340,000 shares of Convertible Preferred Stock having an aggregate liquidation value of $17 million. The Convertible Preferred Stock was issued pursuant to an Investment Agreement between the Company and Inco (as amended, the "Inco Investment Agreement"). The Company financed the cash portion of the consideration with funds drawn under the Company's bank credit facility (the "Credit Facility") and with proceeds from the issuance to TFMC of 1,600,000 shares of Convertible Preferred Stock having an aggregate liquidation value of $80 million, pursuant to an Investment Agreement between the Company and TFMC (the "TFMC Investment Agreement" and, together with the Inco Investment Agreement, the "Investment Agreements"). Inco and TFMC are referred to collectively as the "Investors."

TERMS OF THE CONVERTIBLE PREFERRED STOCK

         CONVERSION AND REDEMPTION. The shares of Convertible Preferred Stock owned by TFMC are convertible into 4,848,484 shares of Common Stock, representing 23.9% of the outstanding Common Stock following such conversion. The shares of Convertible Preferred Stock owned by Inco are convertible into 1,030,303 shares of Common Stock, representing 6.2% of the outstanding Common Stock following such conversion. The shares of Common Stock issuable to Inco and TFMC upon such conversions are collectively referred to as "Conversion Shares."

         At any time after October 28, 2001 and prior to conversion, the Company has the option under the Certificate of Designations relating to the Convertible Preferred Stock (the "Certificate of Designations") to redeem the outstanding Convertible Preferred Stock, at decreasing redemption prices, starting at 103.975% if the shares are redeemed after October 28, 2001. In addition, the Convertible Preferred Stock is mandatory redeemable on or after April 28, 2006 and prior to conversion at a redemption price per share equal to 100% of the liquidation amount thereof, plus all accumulated and unpaid dividends, if any, to the redemption date.

         The holders of Convertible Preferred Stock have the right to request the Company to repurchase their shares upon the occurrence of a "change of control" of the Company (as such term is defined in the Investment Agreements), subject to the terms of the Credit Facility.

         BOARD REPRESENTATION. Pursuant to the TFMC Investment Agreement, TFMC has the right to designate one director to be appointed to the Board of Directors of the Company for so long as it owns securities representing at least 10% of the outstanding voting securities of the Company, subject to adjustments if the size of the Board of Directors is increased. Pursuant to such agreement, Mr. J. Landis Martin currently serves on the Board of Directors.

         DIVIDENDS. The holders of outstanding Convertible Preferred Stock are entitled to receive cumulative cash dividends, when and as declared by the Board of Directors, at a rate of 6.625% (subject to adjustment as set forth in the Certificate of Designations) of the liquidation amount of each share of Convertible Preferred Stock. The Company has the right at any time to defer payment of accumulated dividends on the Convertible Preferred Stock (an "Extension Period"). During any such Extension Period, dividends as well as additional dividends on any accumulated and unpaid dividends will accrue at the rate of 6.625% per annum. If the Company defers payment of accumulated dividends for more than six quarters, then the Investors will be entitled to designate at least two directors to the Board of Directors of the Company in addition to the director already designated by TFMC. The Company paid an aggregate of $4,819,689 in cash dividends on the Convertible Preferred Stock with respect to the last three dividend payment dates in the fiscal year ended December 31, 2000.

         REGISTRATION RIGHTS. In connection with the TFMC Investment Agreement, the Company and TFMC entered into a Registration Rights Agreement (the "TFMC Registration Rights Agreement") which provides TFMC (and any subsequent transferees of TFMC's shares of Convertible Preferred Stock and/or Conversion Shares) with demand and piggyback registration rights for its shares of Convertible Preferred Stock and the Conversion Shares issuable upon conversion thereof. Demand registration rights may be exercised by the holder(s) of a majority of the Convertible Preferred Stock or Conversion Shares issued upon conversion of such Convertible Preferred Stock at any time after October 28, 2000 (the second anniversary of the date of original issuance of the Convertible Preferred Stock). Demand registration rights may also be exercised after October 28, 2000 by TFMC alone so long as (i) TFMC holds Convertible Preferred Stock and/or Conversion Shares representing more than 5% of the outstanding Common Stock (assuming any shares of Convertible Preferred Stock held by TFMC have been converted into Common Stock) or (ii) TFMC's request for registration covers all shares of Convertible Preferred Stock and Conversion Shares issued upon conversion thereof then held by TFMC. Pursuant to the provisions of the TFMC Investment Agreement and the TFMC Registration Rights Agreement, the Company will have a prior right of first refusal and additional purchase rights with respect to the shares of Convertible Preferred Stock or the Conversion Shares that are proposed to be registered.

         The Company has the right to reject (i) requests for more than two demand registrations, (ii) a request for a registration within the 12 month-period immediately after a registration statement filed by the Company pursuant to the TFMC Registration Rights Agreement becomes effective or a registration statement filed by the Company regarding an offering of Common Stock (other than with respect to an employee benefit plan) with respect to which the holders of Convertible Preferred Stock or Conversion Shares elected not to exercise their piggyback registration rights, or (iii) a request for a registration with an aggregate offering price of less than $15 million.

         Pursuant to the TFMC Registration Rights Agreement, TFMC (and any subsequent transferees of TFMC's shares of Convertible Preferred Stock or Conversion Shares) may also exercise piggyback registration rights in connection with registrations by the Company of Common Stock other than registrations in connection with the exercise of exclusive demand rights under the existing registration rights agreement between the Company and the Principal Stockholders, employee benefit plans and mergers or similar transactions.

         In connection with the Inco Investment Agreement, the Company and Inco entered into a Registration Rights Agreement (the "Inco Registration Rights Agreement") which provides that Inco and any subsequent transferee of Inco's shares of Convertible Preferred Stock or Conversion Shares may also exercise piggyback registration rights with limitations that are similar to those applicable under the TFMC Registration Rights Agreement. However, the exercise by Inco or its transferees of their piggyback registration rights under the Inco Registration Rights Agreement is subordinated to TFMC's or its transferees' piggyback registration rights under the TFMC Registration Rights Agreement.

         STANDSTILL AND TOP-UP RIGHTS. Pursuant to standstill provisions of the TFMC Investment Agreement, TFMC, TMC and their affiliates may not acquire beneficial ownership of additional securities of the Company, enter into a business combination with the Company, enter into voting arrangements with respect to securities of the Company, solicit proxies or otherwise seek to influence or control the management or policies of the Company, participate in a "group" (within the meaning of Section 13 (d)(3) of the Exchange Act) with respect to any voting securities of the Company, act alone or in concert with others to seek to control or influence the management, board of directors or policies of the Company, disclose any intention, plan or arrangement inconsistent with the foregoing, or assist, advise, participate with or encourage any person to do the foregoing. The Company is similarly restricted with respect to TMC. These standstill provisions remain in effect until the earlier of (a) one year after TFMC ceases to own Common Stock and/or Convertible Preferred Stock or other voting securities of the Company which together represent more than 5% of the outstanding voting securities of the Company, (b) the Company enters into an agreement (or announces an intention to enter into an agreement) regarding a change of control of the Company and (c) the occurrence of a change of control of the Company. However, the TFMC Investment Agreement provides that if, following an issuance of voting securities by the Company, other than pursuant to the Inco Investment Agreement, the voting securities beneficially owned by TFMC represent less than 20% of the outstanding voting securities of the Company, then TFMC may make purchases of equity securities of the Company to restore its beneficial ownership to 20% of the outstanding voting securities of the Company.

         TRANSFER RESTRICTIONS OF PREFERRED STOCK. Pursuant to the Investment Agreements, the Investors will be able to dispose of their Convertible Preferred Stock only (i) to subsidiaries, (ii) following October 28, 2000 (the second anniversary of the issue date), in a public offering, or (iii) following the earlier of October 28, 2001 (the third anniversary of the issue date) and a "change of control" (as defined in the Investment Agreements), except that, in the case of dispositions pursuant to (ii) and (iii) above, the Investors may not sell to any person who is a significant competitor of the Company, engaged in material litigation against the Company or who, after acquiring such interest in Convertible Preferred Stock, would beneficially own voting securities representing more than 10% of the outstanding voting securities of the Company. The Company has a right of first refusal with respect to dispositions made pursuant to (ii) and (iii) above and additional rights of first refusal with respect to dispositions made pursuant to (ii) above under the TFMC Registration Rights Agreement and the Inco Registration Rights Agreement (together, the "Registration Rights Agreements"), if in connection with a registered offering pursuant to the Registration Rights Agreements, the offering price of the securities registered is less than 95% of the original price indicated by the holders of the securities as an acceptable sale price at the time they exercised their demand or piggyback registration rights.

CONSULTING ARRANGEMENTS

         The Company also has consulting agreements with Mr. Treuille, a member of the Board of Directors, for financial services advice and Dr. Decker, a member of the Board of Directors, for technical advice. During 2000, the fees paid and expenses reimbursed to each of Mr. Treuille and Dr. Decker under such consulting agreements did not exceed $10,000.

         The Company has regularly engaged Mr. Robert D. Halverstadt, former Chairman of the Board of Directors, and AIME, his sole proprietorship, as consultants. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation -- Consulting Arrangements."

         The Company and its former President and Chief Executive Officer, Dr. Donald R. Muzyka, have entered into a consulting agreement. Dr. Muzyka has agreed to provide business and technical advice and assistance to the Company and its subsidiaries on an as-required, as-available basis for between 50 to 100 workdays per annum. Fees payable for Dr. Muzyka's consulting services are $1,500 per workday. The agreement will continue through August 31, 2001 and, thereafter, until terminated by either party on 30 days' written notice to the other party. In 2000, the Company paid $21,551 under this agreement.

         The Company has entered into a non-compete and consulting services agreement with Mr. Donald C. Darling, a former Vice President-Administration and Chief Financial Officer of the Company. Pursuant to this agreement, Mr. Darling agreed to extend the non-competition covenant contained in his employment agreement with the Company for an additional 18 months. He also agreed to render consulting services to the Company on an as-needed basis. Under the agreement, Mr. Darling will receive $40,000 on each of January 20, 2003, 2004, 2005 and 2006 in consideration of the extension of his non-competition covenant (the "Non-Competition Payments"), and $100 per hour for consulting services performed under the agreement. This agreement will expire on October 18, 2003, except with respect to the Company's obligation to make the Non-Competition Payments. Mr. Darling earned $937 for consulting services rendered during 2000.

PRODUCT PURCHASES

         During 2000, the Company's revenue from sales to TMC were approximately $109,000. During 2000, Thixomat Inc., purchased alloy products from the Company for an aggregate of approximately $34,000 and conducted a joint development project with the Company regarding one of the Company's alloys. Dr. Raymond F. Decker, a director of the Company, is the Chairman and a minority stockholder of Thixomat Inc. Management believes that the terms of such purchases and sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties.


                                 PROPOSAL NO. 2:

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. The stockholders of the Company are being asked to ratify the Board's selection at the Annual Meeting. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

AUDIT FEES

         The aggregate fees billed for the professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the year ended December 31, 2000, and the reviews of the Company's interim financial statements included in its Quarterly Reports on Form 10-Q with respect to quarterly periods in the fiscal year ended December 31, 2000, were $454,100.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No services were rendered by Ernst & Young LLP in connection with the design and implementation of the Company's financial information systems during the fiscal year ended December 31, 2000.

ALL OTHER FEES

         The aggregate fees billed for the services rendered by Ernst & Young LLP (other than those rendered in connection with the audit and review of the Company's financial statements) during the fiscal year ended December 31, 2000, were $468,400. The Audit Committee of the Company's Board of Directors has determined that the provision of such services is compatible with maintaining the independence of Ernst & Young LLP.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the Board's selection of Ernst & Young LLP.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001.


                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matter as recommended by the Board of Directors.


                                  ANNUAL REPORT

         An Annual Report to Stockholders for the year ended December 31, 2000, including financial statements and a copy of the Company's Annual Report on Form 10-K as filed with the SEC, without exhibits, is being concurrently distributed to stockholders of record as of the Record Date.


                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at any annual meeting of the Company's stockholders. Such proposals must be received by the Company at its principal executive offices no later than December 24, 2001, to be considered for inclusion in the proxy statement and form of proxy relating to the 2002 Annual Meeting of Stockholders.

         If a stockholder of the Company wishes to present a proposal before the 2001 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Corporation's proxy statement and proxy card, such stockholder must also give written notice to the Company. The Company's By-laws provide that, to be timely, a stockholder's notice must be received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting.


                                            By order of the Board of Directors,

                                            Robert F. Dropkin
                                            Secretary


New Hartford, New York
April 23, 2001

                                                                      APPENDIX A

                           SPECIAL METALS CORPORATION
                             AUDIT COMMITTEE CHARTER

ORGANIZATION

         This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the committee), and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

         The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

         The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

         The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

         - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

         - The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

         - The committee will ensure that the independent auditors perform a review of the interim financial statements of the Company, in accordance with Statement of Auditing Standards No. 71, prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, as requested by the independent auditors on an as needed basis, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

         - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to the shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                           SPECIAL METALS CORPORATION
                           4317 MIDDLE SETTLEMENT ROAD
                          NEW HARTFORD, NEW YORK 13413
                 -----------------------------------------------

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- MAY 18, 2001 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 -----------------------------------------------


         The undersigned stockholder of Special Metals Corporation (the "Company") hereby appoints Philippe Choppin de Janvry and T. Grant John, and each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders of the Company to be held on, May 18, 2001, at 11:00 a.m., at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222 and at any adjournments thereof, upon the following matters:

                           (PLEASE SIGN ON OTHER SIDE)

/ /      Please mark your votes as in this example using dark ink only

1. Proposal to elect as Class I directors of the Company the following persons to hold office for a term of three years expiring at the annual meeting to be held in 2004.

         / / FOR the nominees listed below (except as marked to the contrary at right)

        / /    WITHHOLD AUTHORITY to vote for all the nominees listed at right

               NOMINEES:    Raymond F. Decker
                            Robert F. Dropkin

         (INSTRUCTIONS: To withhold authority to vote for any individual nominee, please cross out that nominee's name.)


2. Proposal to ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 2001.

         / /   FOR
         / /   AGAINST
         / /   ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

         Please mark here if you plan to attend the Annual Meeting  / /

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE ANNUAL MEETING.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE
                               ENCLOSED ENVELOPE.


 .............................  ...........................  Dated........, 2001
            Signature           Signature if Held Jointly


NOTE: Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.